UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 4)

                    Under the Securities Exchange Act of 1934

                                    CPI CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.40 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   125-902106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   DAVID MEYER
                         C/O KNIGHTSPOINT PARTNERS, LLC
                               787 SEVENTH AVENUE
                                    9TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 786-6050
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  MARCH 9, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box: |_|

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Knightspoint Partners                                         LLC 81-0604786

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             102,321
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  102,321
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Knightspoint Capital Management I LLC                            56-2339843

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             102,321
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  102,321
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Knightspoint Partners I, L.P.                                 56-2339854

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC, OO

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             102,321
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  102,321
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael Koeneke

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             102,321
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  102,321
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David Meyer

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             102,321
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  102,321
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ramius Securities, LLC                                        58-2253019

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             216,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  216,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    216,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.8%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    BD

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ramius Capital Group, LLC                                     13-3937658

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             882,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  882,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO IA

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Admiral Advisors, LLC                                         37-1484525

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             282,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  282,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    282,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.6%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Starboard Value & Opportunity Fund, LLC                       37-1484524

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

         WC

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             282,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  282,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    282,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.6%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO

--------------------------------------------------------------------------------

                                                                    SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    C4S & CO., LLC                                                13-3946794

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             882,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  882,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO

--------------------------------------------------------------------------------

                                                                    SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ramius Advisors, LLC                                          13-3954331

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             192,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  192,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.5%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO IA

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Peter A. Cohen

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             none
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 882,000
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  none
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             882,000

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Morgan B. Stark

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             none
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 882,000
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  none
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             882,000

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thomas W. Strauss

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             none
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 882,000
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  none
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             882,000

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jeffrey M. Solomon

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             none
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 882,000
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  none
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             882,000

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    11.4%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    RCG Ambrose Master Fund, Ltd.                                 98-0212993

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             192,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  192,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.5%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ramius Master Fund, Ltd.                                      98-0395643

--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |X|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3)  SEC USE ONLY


--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC

--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                            |_|

--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands

--------------------------------------------------------------------------------
                       7)    SOLE VOTING POWER
                             192,000
NUMBER OF              ---------------------------------------------------------
SHARES                 8)    SHARED VOTING POWER
BENEFICIALLY                 none
OWNED BY EACH          ---------------------------------------------------------
REPORTING              9)    SOLE DISPOSITIVE POWER
PERSON WITH                  192,000
                       ---------------------------------------------------------
                       10)   SHARED DISPOSITIVE POWER
                             none

--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000

--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.5%

--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    CO

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                                  Introduction.

         This amends and supplements the Schedule 13D dated September 4, 2003, as amended to date (the "Schedule 13D"), filed with the Securities and Exchange Commission by Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, Michael Koeneke, Stuart Meyer, Televideo Consultants, Inc., Pimchand Manprasert Meyer, Eric Meyer, Bert Chan, Scott Laughlin, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Ramius Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC and Jeffrey M. Solomon with respect to the common stock, $.40 par value, of CPI Corp., a Delaware corporation ("CPI").

         The "Knightspoint Group" consists of Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, Michael Koeneke, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Ramius Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC and Jeffrey M. Solomon.

         The purpose of this amendment is to remove the following parties from the Schedule 13D: Stuart Meyer, Televideo Consultants, Inc., Pimchand Manprasert Meyer, Eric Meyer, Bert Chan and Scott Laughlin. The parties to this Schedule 13D shall consist only of members of the Knightspoint Group.

         ITEM 2. IDENTIFY AND BACKGROUND IS AMENDED AND SUPPLEMENTED BY ADDING THE FOLLOWING:

The following persons and entities are hereby removed from this Schedule 13D:
Stuart Meyer, Televideo Consultants, Inc., Pimchand Manprasert Meyer, Eric Meyer, Bert Chan and Scott Laughlin. Based upon the information supplied by these persons and entities, these persons or entities beneficially own less than 5% of the common stock of CPI and therefore are not required to file a Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

The disclosure set forth in Item 2 above is hereby incorporated herein by reference.

As previously reported in the Schedule 13D, Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd. and Knightspoint Partners LLC have entered into an oral agreement with respect to certain fees to be paid to Knightspoint Partners LLC arising out of the activities of the Knightspoint Group and the allocation of expenses incurred in connection with such activities. Pursuant to this agreement, Knightspoint Partners LLC shall receive a fee equal to the sum of (a) twenty percent of any pre-tax profit (net of applicable transaction expenses) earned by Ramius Securities, LLC with respect to the shares of Common Stock owned by Ramius Securities, LLC and (b) six percent of any pre-tax profit (net of applicable transaction expenses) earned by RCG Ambrose Master Fund, Ltd. and Ramius Master Fund, Ltd. with respect to the shares of Common Stock owned by RCG Ambrose Master Fund, Ltd. and Ramius Master Fund, Ltd. Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., Ramius Master

Fund, Ltd. and Knightspoint Partners LLC have also agreed that all expenses incurred in connection with the activities of the Knightspoint Group shall be allocated among each of them pro rata in accordance with the number of shares of Common Stock beneficially owned by each. In addition, as reported in the
Schedule 13D, Starboard Value & Opportunity Fund, LLC and Knightspoint Partners LLC have an oral agreement pursuant to which Knightspoint Partners LLC shall receive a fee equal to eleven percent of any pre-tax profit (net of applicable transaction expenses) earned by Starboard Value & Opportunity Fund, LLC with respect to the shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC.

As previously reported in the Schedule 13D, Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd. and Knightspoint Partners LLC have also agreed (on behalf of themselves and their affiliates) not to acquire additional shares or other securities of the Company without the consent of the other parties.

Other than as described herein, there are no contracts, arrangements or understandings among the Reporting Persons, or between any Reporting Person and any other person, with respect to the securities of the Company.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  March 9, 2005



                                   KNIGHTSPOINT PARTNERS I, L.P.

                                   By:  Knightspoint Capital Management I LLC,
                                        its general partner

                                   By:  Knightspoint Partners LLC, its member

                                   By:  /s/ David Meyer
                                        ----------------------------------------
                                        Name:    David Meyer
                                        Title:   Managing Member


                                   KNIGHTSPOINT CAPITAL MANAGEMENT I LLC

                                   By:  Knightspoint Partners LLC, its member

                                   By:  /s/ David Meyer
                                        ----------------------------------------
                                        Name:    David Meyer
                                        Title:   Managing Member


                                   KNIGHTSPOINT PARTNERS LLC

                                   By:  /s/ David Meyer
                                        ----------------------------------------
                                        Name:    David Meyer
                                        Title:   Managing Member


                                   /s/ David Meyer
                                   ---------------------------------------------
                                   Name:    David Meyer
                                   Title:   Individually and as attorney-in-fact
                                            for each of Michael Koeneke, Stuart
                                            Meyer, Televideo Consultants, Inc.,
                                            Pimchand Manprasert Meyer, Eric
                                            Meyer, Bert Chan and Scott Laughlin

                                   RAMIUS SECURITIES, LLC

                                   By:  Ramius Capital Group, LLC,
                                        its Managing Member

                                   By:  C4S & Co., LLC, its Managing Member

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member


                                   RAMIUS CAPITAL GROUP, LLC

                                   By:  C4S & Co., LLC, its Managing Member

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member


                                   ADMIRAL ADVISORS, LLC

                                   By:  Ramius Capital Group, LLC,
                                        its Member

                                   By:  C4S & Co., LLC, its Managing Member

                                   By:  /s/ Jeffrey M. Solomon/s/ Jeffrey M. Sol
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member


                                   STARBOARD VALUE & OPPORTUNITY FUND, LLC

                                   By:  Admiral Advisors, LLC,
                                        its Managing Member

                                   By:  Ramius Capital Group, LLC, its Member

                                   By:  C4S & Co., LLC, its Managing Member

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member

                                   C4S & CO., LLC

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member


                                   RCG AMBROSE MASTER FUND, LTD.

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member


                                   RAMIUS MASTER FUND, LTD.

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member



                                   /s/ Jeffrey M. Solomon
                                   ---------------------------------------------
                                   Name:    Jeffrey M. Solomon



                                   /s/ Peter Cohen
                                   ---------------------------------------------
                                   Name: Peter Cohen, individually and as
                                         attorney-in-fact for each of Morgan
                                         Stark and Thomas W. Strauss


                                   RAMIUS ADVISORS, LLC

                                   By:  Ramius Capital Group, LLC,
                                        its Managing Member

                                   By:  C4S & Co., LLC, its Managing Member

                                   By:  /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Name:    Jeffrey M. Solomon
                                        Title:   Managing Member